PROSPECTUS SUPPLEMENT NO. 1
to Prospectus declared
effective on May 13, 2014
(Registration No. 333-193871)

PROSPECTUS

E-World USA Holding, Inc.
2,125,708 shares of Common Stock

Selling shareholders are offering up to 2,125,708 shares of common stock. The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The 2,125,708 shares of Common Stock which were recently issued to holders of Type A Warrants under the terms of Type A Warrants exercised by U.S. citizens or residents and to holders of Type B Warrants under the terms of Type B Warrants exercised by U.S. citizens or residents.

We will not receive any proceeds from the registration of shares of common stock registered hereunder.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market and is not qualified for quotation on the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

We are an "emerging growth company" as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2014, as amended on September 4, 2014

This Prospectus Supplement includes our Current Report on Form 10-Q filed by us with the Securities and Exchange Commission on August, 2014.

The sentence as described below which appears on page 40 of the Prospectus filed under Rule 424(b) on June 11, 2014 (and the related Registration Statement declared effective on May 13, 2014) contained a non-material numerical scrivener error which must be corrected as stated below for the reasons stated below.

This non-material numerical scrivener error was first discovered by us on September 3, 2014 in connection with our providing information to the Market Maker who was responding to a comment letter from FINRA on the Form 211 application for qualification for quotation of our securities filed by the Market Maker covering our shares under the Prospectus and Registration Statement.

The non-material numerical scrivener error is the number “90,000,000” in the following sentence on page 40 of the Prospectus:  Under the Merger Agreement, we issued 90,000,000 shares of our common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger.

That sentence is hereby corrected to give the actual number of shares of common stock issued in the Merger (89,990,213 shares), as follows:  Under the Merger Agreement, we issued 89,990,213 shares of our common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger.

Upon investigation, we believe in the previously filed prospectus and related registration statement, the number of shares issued in the merger set forth only in this sentence had been inadvertently rounded up to 90,000,000 in the sentence rather than using the exact number of 89,990,213.  Given that there are 142,828,993 shares of common stock issued and outstanding, we believe that this discrepancy of 9,787 shares of common stock, or approximately .0069% of the actual total number of shares of common stock issued and outstanding, is not a material change.

This corrective amendment also both conforms to disclosures throughout the Prospectus that as of the date of the Prospectus there were 142,828,993 shares of common stock issued and outstanding and accurately reflects the number of shares issued in our merger with the California corporation as described in the Prospectus.

2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2014

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period from _______ to _______

Commission file number 333-184863

E-World USA Holding, Inc.
(Name of small business issuer in its charter)

Nevada	5122	45-289-8504
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

E-World USA Holding, Inc.
9550 Flair Dr, Suite 308
El Monte CA 91731
(626) 448-3737
(Address and telephone number of principal executive offices and principal place of business)

N/A
(Former name, former address and former three months, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐ Are you doing this, posting your financials electronically on your site.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of August 12, 2014, there were 142,828,993 shares issued and outstanding of the registrant’s common stock.

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

E-WORLD USA HOLDING, INC.
BALANCE SHEETS
As of June 30, 2014 and December 31, 2013
(Unaudited)

	6/30/2014	12/31/2013
ASSETS

Current assets:
Cash and cash equivalents	5,583,793	5,258,236
Accounts receivable, net	72,516	29,221
Inventory, net	328,758	217,392
Prepaid expenses	32,321	210,157
Other receivables	1,041	1,041
Total current assets	6,018,429	5,716,047

Property and equipment, net	151,072	174,348
Deposits and other assets	15,621	15,621
Total Assets	6,185,122	5,906,016

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	1,376,489	2,108,586
Deferred revenue	1,789,776	4,810,611
Due to shareholder	3,024	168,838
Advances from related parties	298,562	298,562
Short term debt	28,269	27,595
Rescission Liability - Type A Warrants	7,165,413	7,167,663
Rescission Liability - Type B Warrants	249,111	249,111
Total current liabilities	10,910,644	14,830,966

Long term debt	60,806	75,111
Total liabilities	10,971,450	14,906,077

Stockholders' deficit
Common stock, $0.001 par value, 200,000,000 shares authorized, 142,828,993 issued and outstanding	142,829	142,829
Additional paid-in capital	3,583,702	3,583,702
Accumulated deficit	(8,512,859)	(12,726,592)
Total shareholders' deficit	(4,786,328)	(9,000,061)
Total liabilities and shareholders' deficit	6,185,122	5,906,016

The accompanying notes are an integral part of these unaudited financial statements

E-WORLD USA HOLDING, INC.
STATEMENTS OF OPERATIONS
For the six and three months ended June 30, 2014 and 2013
(Unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2014	2013	2014	2013

Revenue
Product sales	2,178,231	642,677	6,020,900	1,915,307
Service revenue	55,323	19,591	146,481	52,913
Total revenues	2,233,554	662,268	6,167,381	1,968,220

Cost of sales, net	138,298	62,254	515,239	210,368
Gross profit	2,095,256	600,014	5,652,142	1,757,852

Operating expenses
Selling expenses	88,378	75,209	242,174	167,136
Depreciation expense	11,020	12,476	23,276	24,303
General and administrative expenses	464,468	352,477	948,216	708,647
Total operating expenses	563,866	440,162	1,213,666	900,086

Income from operations	1,531,390	159,852	4,438,476	857,766

Income tax	224,743	-	224,743	-
Net income	1,306,647	159,852	4,213,733	857,766

Net income per common share - - basic	0.01	0.00	0.03	0.01
Net income per common share - - diluted	0.01	0.00	0.02	0.01

Weighted average number of common shares outstanding - basic	142,828,993	142,828,993	142,828,993	142,828,993
Weighted average number of common shares outstanding - diluted	168,607,489	168,616,789	168,607,489	168,616,789

The accompanying notes are an integral part of these unaudited financial statements

E-WORLD USA HOLDING, INC.
STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2014 and 2013
(Unaudited)

	2014	2013

Cash Flows from Operating Activities:
Net income	4,213,733	857,766
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	23,276	24,303
Inventory valuation reserve	50,566	-
(Increase) decrease in assets:
Accounts receivable	(43,295)	19,095
Inventory	(161,932)	(74,521)
Prepayments and other current assets	177,836	(13,646)
Other receivables	-	(6,439)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(732,097)	(657,423)
Accounts payable - related party	-	(30,000)
Deferred revenue	(3,020,835)	(602,203)

Net Cash (Used in) Provided by Operating Activities	507,252	(483,068)

Cash Flows from Investing Activities:
Purchase of property and equipment	-	(21,460)
Net Cash Used in Investing Activities	-	(21,460)

Cash Flows from Financing Activities:
Advances from shareholder	938	333,963
Payment to shareholder	(166,752)	(100,084)
Payment to related parties	-	(207,570)
Principal payments on debt	(13,631)	(13,950)
Warrants redeemed for cash	(2,250)	-

Net Cash (Used in) Provided by Financing Activities	(181,695)	12,359

Net Increase (Decrease) in Cash	325,557	(492,169)

Cash, beginning of year	5,258,236	786,575

Cash, end of year	5,583,793	294,406
	-	-
Supplemental Disclosure of cash flow information:
Cash paid during the year for:
Interest	-	1,535
Income taxes	4,000	-

The accompanying notes are an integral part of these unaudited financial statements

E-WORLD USA HOLDING, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
Note 1 – Basis of Presentation

The accompanying unaudited interim financial statements of E-World USA Holding, Inc., (both the Nevada and the succeeded California corporation and collectively, “our”, “we”, “E-World” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Financial Statements filed with the SEC on Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported in the Form S-1, have been omitted.

Note 2 – Going Concern

There is substantial doubt about our ability to continue as a going concern as a result of our negative working capital and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management is trying to alleviate the going concern by:

•	increasing marketing efforts in existing sales territories and identifying new sales territories to generate sales revenues.
•	securing various financing resources, including but not limiting to borrowing from major shareholders, raise funds through future public offering.
•	promoting new products.

Note 3 – Related Party Transactions

From time to time the major shareholder and CEO of the Company either receives cash proceeds from product or warrant sales from the Company’s members on behalf of the Company, or makes purchases out of his personal bank account on behalf of the Company. Such business transactions would be recorded as due to or from shareholder. During the six months ended June 30, 2014 and 2013, cash advances from shareholder are $938 and $333,963, respectively and payments to shareholder are $166,752 and $100,084, respectively. As of June 30, 2014 and December 31, 2013, the balance due to shareholder amounted to $3,024 and $168,838, respectively. This balance does not bear interest, is unsecured, and due on demand.

In 2012 and 2011, due to a shortage of cash, the Company borrowed money from certain related parties for operations. The related parties consists of CEO's immediate family members and relatives. Total amount borrowed in the six months ended June 30, 2014 and 2013 amounted to $0 and $0. During the six months ended June 30, 2014 and 2013, $0 and $207,570 was repaid. This balance does not bear interest and is unsecured and due on demand. As of June 30, 2014 and December 31, 2013, the Company owed $298,562 and $298,562 to these related parties.

Note 4 – Debt

In June 2012 the Company purchased a new vehicle by trading in the old vehicle with a loan on the purchase. The vehicle was purchased for $179,678. Loan borrowed was $141,677, with interest of 4.84% to be repaid over 60 even payments of $2,663. During the six months ended June 30, 2014, $13,631 was repaid. As of June 30, 2014, $28,269 and $60,806 was recorded as short term debt and long term debt, respectively.

Item 2. Management’s Discussion and Analysis or Plan of Operation.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form 10-Q.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Form 10-Q reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

We provide nutritional supplements, which are sold to a network of independent business consultants or direct sales agents (“DSA”). We are included in the direct sales, network marketing or multi-level marketing industry. Sales of our products are dependent upon the activity of the DSA in purchasing the products and in recruiting new DSAs. We provide an incentive to the DSA in the form of a commission or bonus based upon the level of purchases and recruiting that have occurred during the month. We do not "hire" any DSAs, as they are all independent contractors and not employees who work under our control. Therefore, we are not always aware if the DSA has ceased working the business, stops ordering products or has joined another company. The DSA is not required to resign. We are always impacted by the fluctuations in the DSA membership base.

We believe that our Business to Customer business is robust and that consumers have become more confident in ordering products, like ours, over the internet. However, the nutritional supplement and skin care product e-business markets have and continue to become increasingly competitive and are rapidly evolving.

The skin care products are bought from another company which developed the products. The sales of the skin care products are through the same method of nutritional supplements.

Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. Many competitors in this area have greater financial, technical and marketing resources than we do. Continued advancement in technology and increasing access to that technology is paving the way for growth in direct marketing. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. Notwithstanding the foregoing, we believe that we are well-positioned within the Asian consumer market with our current plan of supplying American merchandise brands to consumers and that our exposure to both the Asian and American cultures gives us a competitive advantage. There can be no assurance that we will maintain our competitive edge or that we will continue to provide only American made merchandise.

Our products are sensitive to business and personal discretionary spending levels and tend to decline or grow more slowly during economic downturns, including downturns in any of our major markets. The current worldwide recession is expected to adversely affect our sales and liquidity for the foreseeable future. Although we have mitigated decreases in sales by lowering our levels of inventory to preserve cash on hand, we do not know when the effects of the recession will subside and when consumer spending will increase from its current depressed levels. We think the fact that total product sales increased by $4,105,593 or 214% from $1,915,307 in the six month period ended June 30, 2013 to $6,020,900 in the same period of 2014 may be an indication that the world economy is headed in a more positive direction as it affects the sales of our products. Of course, even if the recession continues to mitigate and consumer spending increases, we are not sure when consumer spending will increase for our products which will affect our liquidity.

The global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This has led, and could further lead, to reduced consumer spending, which may include spending on nutritional and beauty products and other discretionary items, such as our products. In addition, reduced consumer spending may force us and our competitors to lower prices. These conditions may adversely affect our revenues and profits.

Results of Operations

Comparison of the second quarter ended June 30, 2014 and 2013

	For the three months ended June 30,
	2014	2013	$ Variance	% Variance
Revenue
Product sales	2,178,231	642,677	1,535,554	239%
Service revenue	55,323	19,591	35,732	182%
Total revenues	2,233,554	662,268	1,571,286	237%
Cost of sales, net	138,298	62,254	76,044	122%
Gross profit	2,095,256	600,014	1,495,242	249%
Operating expenses
Selling expenses	88,378	75,209	13,169	18%
Depreciation expense	11,020	12,476	(1,456)	-12%
General and administrative expenses	464,468	352,477	111,991	32%
Total operating expenses	563,866	440,162	123,704	28%
Income (Loss) from operations	1,531,390	159,852	1,371,538	858%
Income Tax	224,743		224,743
Net income (loss)	1,306,647	159,852	1,146,795	717%

Total product sales increased by $1,535,554 or 239% from $ 642,677 in the three month period ended June 30, 2013 to $2,178,231 in the same period of 2014. The increase was due to increasing referrals by members, mainly in China.

For the three months ended June 30, 2014 and 2013, we had 500 and 236 new members, respectively. As of June 30, 2014 and December 31, 2013, the Company had 13,390 and 12,402 members, respectively. Service revenue increased approximately $35,732 or 182% from approximately $19,591 in the second quarter of 2013 to $55,323 in same period of 2014. The service revenue consists of shipping fees collected and amortization network service fees charged for activating memberships in the prior year. The increase of the service fee was due to shipping fees received from increase of sales.

The cost of sales increased $76,044 or 122% from approximately $62,254 in the second quarter of 2013 to approximately $138,298 in the second quarter of 2014 due to an increase of product sales during the quarter ended June 30, 2014. Gross profit increased from $600,014 in the three months ended June 30, 2013 to $2,095,256 in the same period of 2014. Gross margin percentage increased from 90.60% for the 3 months ended June, 2013 to 93.81% in the same period of 2014. The increase is due to the product packages promoted in 2014 which have higher margin products.

Selling expenses increased from approximately $75,209 in the second quarter of 2013 to $88,378 in the same period in 2014. The increase of $13,169 or 18% is mainly caused by an increase of sales related to shipping expenses and advertisement expenses.

General and administrative expenses increased by $111,991 or 32% from approximately $352,477 in the second quarter of 2013 to $464,468 in same period of 2014. The increase was mainly due to increase of administration personnel costs.

Comparison of the six month period ended June 30, 2014 and 2013

	For the six months ended June 30,
	2014	2013	$ Variance	% Variance
Revenue
Product sales	6,020,900	1,915,307	4,105,593	214%
Service revenue	146,481	52,913	93,568	177%
Total revenues	6,167,381	1,968,220	4,199,161	213%
Cost of sales, net	515,239	210,368	304,871	145%
Gross profit	5,652,142	1,757,852	3,894,290	222%
Operating expenses
Selling expenses	242,173	167,136	75,038	45%
Depreciation expense	23,277	24,303	(1,027)	-4%
General and administrative expenses	948,216	708,647	239,569	34%
Total operating expenses	1,213,666	900,086	313,580	35%
Income (Loss) from operations	4,438,476	857,766	3,580,710	417%
Income Tax	224,743		224,743
Net income (loss)	4,213,733	857,766	3,355,967	391%

Total product sales increased by $4,105,593 or 214% from $1,915,307 in the six month period ended June 30, 2013 to $6,020,900 in the same period of 2014. The increase was due to increasing referrals by members, mainly in China.

For the six months ended June 30, 2014 and 2013, we had 988 and 413 new members, respectively. As of June 30, 2014 and December 31, 2013, the Company had 13393 and 12,402 members, respectively. Service revenue increased approximately $93,568 or 177 % from approximately $52,913 in the first six month period of 2013 to $ 146,481 in same period of 2014. The service revenue consists of shipping fees collected and amortization network service fees charged for activating memberships in the prior year. The increase of the service fee was due to shipping fees received from increase of sales.

The cost of sales increased $304,871 in six months ended June 30, 2014, or 146% from approximately $210,368 in the first six month period of 2013 to approximately $515,239 in the first six month period of 2014 due to an increase of product sales during the quarter ended June 30, 2014. Gross profit increased from $1,757,852 in the six months ended June 30, 2013 to $5,652,142 in the same period of 2014. Gross margin percentage increase from 89.31% for the six months ended June, 2013 to 91.65% in the same period of 2014. The increase is due to the product packages promoted in 2014 which have higher margin products.

Selling expenses increased from approximately $167,136 in the six month period of 2013 to $242,174 in the same period in 2014. The increase of $75,038 or 45% is mainly caused by an increase of sales related shipping expenses and advertisement expenses.

General and administrative expenses increased by $239,569 or 34% from approximately $708,647 in the second quarter of 2013 to $948,216 in same period of 2014. The increase was mainly due to increase of administration personnel costs.

Liquidity and Capital Resources

As of June 30, 2014, we had a cash balance of $5,583,793 and $5,258,236 at December 31, 2013. Inventory increased by approximately 51% to $328,758 as of June 30, 2014 from $217,392 at December 31, 2013. Total assets increased by 10% from $5,906,016 at December 31, 2013 to $6,185,122 at June 30, 2014.

Our current liabilities on June 30, 2014 were $10.9 million, which decreased by 25% from December 31, 2013’s $14.8 million. The decrease was mainly due to cash paid for bonuses earned by customers and sales recognized when products are shipped. Accounts payable and accrued expenses decreased from $2.1 million on December 31, 2013 to $1.1 million as of June 30, 2014. Deferred revenue decreased from $4.8 million on December 31, 2013 to $1.7 million as of June 30, 2014.

Our current ratio increased from 38.54% in December 31, 2013 to 55.2% as of June 30, 2014.

Our auditor has indicated that there is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues, and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management is trying the following to alleviate the going concern:

●	To increase marketing efforts in new sales territories to generate sales revenues.

●	To secure various financing resources, including but not limiting to, borrowing from major shareholders or, raising funds through a future public offering.

●	To promote new products.

For the six months ended June 30, 2014, cash provided in operating activities amounted to $507,000 as compared to $483,000 used in the same period of 2013. We purchased $21,460 in property and equipment as investing activity in the six months ended June 30, 2013 and $0 in 2014. In the six months ended June 30, 2014, we borrowed from our majority shareholder an aggregate amount of $938 and repaid $166,752. Net cash used in financing activities was $181,695 in the six months ended June 30, 2014, mainly from repayments to our majority shareholder and car loan.

Other than operating expenses, the Company does not have significant cash commitments. Future cash requirements include cash needed for payroll, payroll taxes, rent, and other operating expenses which amounts to approximately $280,000 per month.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. All sales are generated from U.S. and substantially all sales proceeds are settled in U.S. dollars. Beside certain operation expenses incurred for its international sales offices the Company does not have significant foreign currency exposure.

Critical Accounting Policies

Inventory

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. Inventory consists of high tech nutritional supplements and skin-care products. Management reviews inventory on hand for estimated obsolescence or unmarketable items, as compared to future demand requirements and the shelf life of the various products. Based The Company records inventory write-downs when costs exceed expected net realizable value based on the reviews. The inventories’ shelf lives are approximately 3 quarters.

Revenue Recognition

Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Freight and handling costs paid by the Company are included in selling expenses. The Company generally receives the net sales price in cash or through credit card payments when products are ordered. When the Company has sales events whereby the sales are non-returnable or non-refundable, the revenue is recognized when products are shipped. Advance payments from customers are deferred and revenue is recognized when products are shipped.

Our service revenue includes shipping and handling fees and members’ fees. Shipping and handling fee revenue is recognized when products have been delivered. Member fees are charged for members’ on-line account set up, assistance and education on our products. Member fees are deferred and recognized on a straight-line basis over an estimate average membership life of 3 quarters, which is based on historical membership experience. The Company has dropped the requirement for a membership fee since September of 2011.

All the Company sales from other countries are based in US currency. The methods of payments are the same. The Company also has bank accounts in Hong Kong dollars and Canadian dollars into which the customers can wire money.

Product returns are allowed for unopened products purchased under regular sales terms within 60 days. Allowances for product returns are provided at the time the sale is recorded using historic return rates for each country and the relevant return pattern. Historically the Company has a nearly zero return rate. Hence, the Company determined the allowances as of June 30, 2014 and December 31, 2013 are estimated at $0.

In additions to the Company’s 60-day return policy, the Company, at its discretion, may accept a customer’s application for a buy-back of products previously sold within one year at 90% of the original product costs less commissions and shipping costs. The Company implemented its buy-back policy on January 1, 2012. To date, the Company has not received any buy-back applications. As a result, no allowance for buy-backs has been recorded as of June 30, 2014 or 2013.

Basic and Diluted Earnings Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during each period. Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For June 30, 2014, potential dilutive effect on earnings per share reflected Type A and Type B Warrants. Diluted earnings per share were $0.03 comparing to $0.03 basic earnings per share for six month earnings. For June 30, 2013, diluted earnings per share was $0.00, comparing to $0.00 basic earnings per share.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)
the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)
 the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)	the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A(a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Off-Balance Sheet Arrangements

The Company rents office, warehouse spaces for its main corporate office under non-cancellable lease agreement. It also rents sales offices overseas either under multiple-year lease agreement or on a month-to-month basis. The aggregate lease commitment is as follows:

2014	41,674
2015	-
2016	-

Total	$41,674

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s consolidated results of operations, financial position or cash flow.

Item 3. Quantitative and Qualitative Disclosure about Market Risk

Not applicable.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

The Company has established disclosure controls and procedures to ensure that information required to be disclosed in this quarterly report on Form 10-Q was properly recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms. The Company’s controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers to allow timely decisions regarding required disclosure.

We carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) at June 30, 2014 based on the evaluation of these controls and procedures required by paragraph (b) of Rule 13a-15 or Rule 15d-15 under the Exchange Act. This evaluation was carried out under the supervision and with the participation of our Chief Executive Officer/Chief Financial Officer. Based upon that evaluation, our Chief Executive Officer/Chief Financial Officer concluded that, at June 30, 2014, our disclosure controls and procedures are not effective.

Changes in Internal Control over Financial Reporting

There have been no changes in the Company's internal control over financial reporting that occurred during the Company's last fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II — OTHER INFORMATION
Item 1. Legal Proceedings.

There are no pending or threatened lawsuits against us.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

(a) Unregistered Sales of Equity Securities.

None.

(b) Use of Proceeds.

The Registrant did not sell any unregistered securities during the three months ended June 30, 2014.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

Not applicable.

Item 6. Exhibits.

(a) Exhibits.

Exhibit No.	Document Description
31.1	CERTIFICATION of CEO/CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002.

32.1*	CERTIFICATION of CEO/CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Exhibit 101
Interactive data files formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Cash Flows, and (iv) the Notes to the Consolidated Financial Statements.**

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**
_______________
* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 of the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections

SIGNATURE

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

E-World USA Holding, Inc.

Title	Name	Date	Signature

President and CEO	Ding Hua Wang	August 12, 2014	/s/ Ding Hua Wang

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Ding Hua Wang	Ding Hua Wang	President, CEO, Acting	August 12, 2014
Principal Financial and
Principal Accounting Officer,
Director

EXHIBIT INDEX

Exhibit No.	Document Description
31.1	CERTIFICATION of CEO/CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEYACT OF 2002.

32.1 *	CERTIFICATION of CEO/CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Exhibit 101
Interactive data files formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Cash Flows, and (iv) the Notes to the Consolidated Financial Statements.**

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**
_______________
* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 of the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

EXHIBIT 31.1

CERTIFICATION

I, Ding Hua Wang, certify that:

1.	I have reviewed this report on Form 10-Q of E-World USA Holding, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent function):

a)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

E-World USA Holding, Inc.

Dated: August 12, 2014	By:	/s/ Ding Hua Wang
Ding Hua Wang
Chief Executive Officer/Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. § 1350, as adopted pursuant to Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned hereby certifies that the Quarterly Report on Form 10-Q for the period ended June 30, 2014 of E-World USA Holding, Inc. (the “Company”) fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in such Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

E-World USA Holding, Inc.

Dated: August 12, 2014	By:	/s/ Ding Hua Wang
Ding Hua Wang
Chief Executive Officer/Chief Financial Officer

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to E-World USA Holding, Inc. and will be retained by E-World USA Holding, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.